Exhibit 5

JOINT FILING AGREEMENT

        The undersigned parties hereby agree that this Amendment No. 1 filed herewith (and any subsequent amendments that may be required from time to time) to the Schedule 13D filed by the undersigned on September 10, 2009 relating to the ordinary shares, par value NIS 1.0 per share, of Retalix Ltd. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: November 23, 2009

/s/ Boaz Dotan —————————————— Boaz Dotan

/s/ Eli Gelman —————————————— Eli Gelman

/s/ Nehemia Lemelbaum —————————————— Nehemia Lemelbaum

/s/ Avinoam Naor —————————————— Avinoam Naor

/s/ Mario Segal —————————————— Mario Segal

M.R.S.G. (1999) Ltd. By: /s/ Mario Segal —————————————— Name: Mario Segal Title: Authorized Signatory